Exhibit 5.1

Quarles & Brady LLP

411 East Wisconsin Avenue

Milwaukee, WI 53202-4497

Phone: (414) 277-5000

Fax: (414) 271-3552

www.quarles.com

January 30, 2014

Rexnord Corporation

4701 West Greenfield Avenue

Milwaukee, Wisconsin 53214

Ladies and Gentlemen:

We are providing this opinion as counsel to Rexnord Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-193610) (the “Registration Statement”), including the prospectus constituting a part thereof, as supplemented by the final prospectus supplement, dated January 30, 2014 (collectively, the “Prospectus”), being filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer, issuance and sale by the Company of up to 3,000,000 shares of its common stock, par value $.01 per share (the “Common Stock”), in the public offering (the “Offering”) in the manner set forth in the Prospectus (the “Primary Shares”). The Registration Statement also relates to the offer and sale of up to 12,000,000 shares of Common Stock by the selling stockholders named in the Prospectus (the “Selling Stockholders”), as well as up to 2,250,000 shares of Common Stock that may be offered and sold by the Selling Stockholders pursuant to the over-allotment option granted by them to the underwriters in the Offering in the manner set forth in the Prospectus (collectively, the “Secondary Shares”).

We have examined: (i) the Registration Statement and the Prospectus; (ii) the Company’s Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws; (iii) resolutions of the Company’s Board of Directors and of the Offering Committee of its Board of Directors relating to the authorization of the issuance of the Primary Shares and of the Secondary Shares; (iv) the form of underwriting agreement related to the Offering (the “Underwriting Agreement”); and (v) such other corporate proceedings, documents and records and matters of law as we have deemed necessary in order to render this opinion. We have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons. In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

On the basis of the foregoing, we advise you that, in our opinion:

1.	The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

Rexnord Corporation

January 30, 2014

2.	The Primary Shares, when issued and paid for in the manner contemplated in the Registration Statement and the Prospectus, and in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

3.	The Secondary Shares are validly issued, fully paid and nonassessable.

This opinion is limited to the laws of the State of Wisconsin and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act, or that we come within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ QUARLES & BRADY LLP

QUARLES & BRADY LLP